Exhibit 99.1

Ceridian Reports Second Quarter 2019 Results

•	Second quarter 2019 total revenue of $196.3 million, up 9.7% year-over-year, and, on a constant currency basis, total revenue of $198.0 million, up 10.9% year-over-year
•	Second quarter 2019 Dayforce revenue of $134.5 million, up 27.1% year-over-year, and, on a constant currency basis, Dayforce revenue of $135.3 million, up 28.0% year-over-year
•	Second quarter 2019 Cloud revenue of $155.7 million, up 22.3% year-over-year, and, on a constant currency basis, Cloud revenue of $157.1 million, up 23.7% year-over-year
•	Second quarter 2019 operating profit of $18.7 million, compared to second quarter 2018 operating loss of $8.4 million
•	Second quarter 2019 Adjusted EBITDA of $44.0 million, up 22.6% year-over-year

Minneapolis, MN and Toronto, ON, July 30, 2019 - Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY), a global human capital management (“HCM”) software company, announced today its financial results for the second quarter ended June 30, 2019. All financial results are reported in U.S. dollars unless otherwise stated. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

“During the second quarter, we continued to see strong market demand for our solutions.” said David Ossip, Chairman and Chief Executive Officer of Ceridian. “Dayforce recurring revenue grew 31.3%, to $102.4 million, and was up 32.1% on a constant currency basis. Including revenue from Dayforce professional services and other, total Dayforce revenue grew 27.1%, to $134.5 million, and was up 28.0% on a constant currency basis. We now have 4,006 customers live on the Dayforce platform.”

Arthur Gitajn, Executive Vice President and Chief Financial Officer of Ceridian, added, “Our operating results continued to be strong as we finished the second quarter of 2019 with diluted net income per share of $0.04, or $0.12 on an Adjusted basis, and Adjusted EBITDA of $44.0 million, up 22.6% year-over-year. Assuming that Powerpay grows in the low single-digits, our third quarter and full year guidance implies that Dayforce revenue will grow 29% to 31% on a constant currency basis in the second half of the year.”

The average U.S. dollar to Canadian dollar foreign exchange rate was $1.34, with a daily range of $1.31 to $1.35, for the three months ended June 30, 2019, compared to $1.29, with a daily range of $1.26 to $1.33, for the three months ended June 30, 2018. As of June 30, 2019, the U.S. dollar to Canadian dollar foreign exchange rate was $1.31. The weaker U.S. dollar to Canadian dollar foreign exchange rate experienced during the second quarter 2019, compared to the second quarter 2018, resulted in a headwind to the Company’s reported revenue. To present the performance of the business excluding the effect of foreign currency rate fluctuations, the Company presents revenue on a constant currency basis, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying a fixed rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenues originally booked in Canadian dollars for all applicable historical periods. Both the GAAP and non-GAAP revenue results are displayed in the tables accompanying this press release.

Financial Highlights for the Second Quarter 2019

Revenue

•

Total revenue, which includes revenue from both our Cloud and Bureau solutions, increased 9.7% to $196.3 million for the second quarter of 2019, compared with the second quarter of 2018. On a constant currency basis, total revenue increased 10.9% to $198.0 million for the second quarter of 2019, compared with the second quarter of 2018.

•

Dayforce revenue increased 27.1% to $134.5 million for the second quarter of 2019, compared with the second quarter of 2018. On a constant currency basis, Dayforce revenue increased 28.0% to $135.3 million for the second quarter of 2019, compared with the second quarter of 2018.

•

Cloud revenue, which includes both Dayforce and Powerpay, increased 22.3% to $155.7 million for the second quarter of 2019, compared with the second quarter of 2018. On a constant currency basis, Cloud revenue increased 23.7% to $157.1 million for the second quarter of 2019, compared with the second quarter of 2018.

Gross Margin, Operating Profit, and Adjusted EBITDA

•

Recurring services gross margin improved to 70.2% for the second quarter of 2019, compared to 67.0% in the second quarter of 2018. Professional services and other gross margin improved to (4.3)% for the second quarter of 2019, compared to (15.6)% in the second quarter of 2018.

•	Gross margin improved to 44.8% for the second quarter of 2019, compared to 40.5% in the second quarter of 2018.
•	Operating profit was $18.7 million for the second quarter of 2019, compared to an operating loss of $8.4 million in the second quarter of 2018.
•	Adjusted EBITDA increased 22.6% to $44.0 million for the second quarter of 2019, compared to $35.9 million in the second quarter of 2018.

Net Income (Loss) and Net Income (Loss) Per Share

•

Net income was $6.3 million for the second quarter of 2019, compared to net loss of $63.3 million for the second quarter of 2018. Adjusted net income was $18.3 million for the second quarter of 2019, compared to $2.5 million for the second quarter of 2018.

•

Diluted net income per share was $0.04 for the second quarter of 2019, compared to a diluted net loss per share of $(0.58) for the second quarter of 2018. Adjusted diluted net income per share was $0.12 for the second quarter of 2019, compared to $0.00 for the second quarter of 2018. Diluted weighted average common shares outstanding were 148.3 million and 113.3 million for the second quarter 2019 and 2018, respectively.

Balance Sheet

•	Cash and equivalents were $237.9 million as of June 30, 2019, an increase of $20.1 million compared to $217.8 million as of December 31, 2018.
•	Total debt was $667.5 million as of June 30, 2019, a reduction of $2.8 million compared to $670.3 million as of December 31, 2018.

Dayforce Live Customer Count

•

4,006 Dayforce customers were live on the Dayforce platform as of June 30, 2019, a net increase of 698 customers compared to 3,308 Dayforce customers as of June 30, 2018, and a net increase of 155 customers compared to 3,851 as of March 31, 2019.

•

On a constant currency basis, Dayforce revenue per customer was $123,964 for the trailing twelve months ended June 30, 2019, an increase of 6.3% from $116,657 for the trailing twelve months ended June 30, 2018.

Business Outlook

Based on information available as of July 30, 2019, Ceridian is issuing guidance for the third quarter and full year of 2019 as indicated below. The guidance below reflects a $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate. In addition, the guidance below assumes two anticipated Federal Reserve discount rate reductions of 25 basis points, one at each of the upcoming Federal Open Market Committee meetings on July 30-31, 2019, and September 17-18, 2019, respectively. Our full year 2019 guidance had previously assumed no changes to the Federal Reserve discount rate.

Full Year 2019

We are reaffirming the full year ranges we provided on May 1, 2019, for Cloud revenue, total revenue, and Adjusted EBITDA, as follows:

•	Cloud revenue is expected to be in the range of $655.0 million to $660.0 million.
•	Total revenue is expected to be in the range of $810.0 million to $815.0 million.
•	Adjusted EBITDA is expected to be in the range of $182.0 million to $187.0 million.

For each $0.01 change in the U.S. dollar to Canadian dollar foreign exchange rate, we estimate it would affect our full year 2019 guidance ranges for Cloud revenue by approximately $1.6 million, total revenue by approximately $2.0 million, and Adjusted EBITDA by approximately $0.6 million.

Based on current market conditions, portfolio composition and investment practices, each 100 basis point change in market investment rates would result in approximately $17 million of change in float revenue over the ensuing twelve month period.

Third Quarter 2019

We are issuing guidance for the third quarter of 2019, as follows:

•	Cloud revenue is expected to be in the range of $162.0 million to $164.0 million.
•	Total revenue is expected to be in the range of $195.0 million to $197.0 million.
•	Adjusted EBITDA is expected to be in the range of $41.0 million to $43.0 million.

For each $0.01 change in the U.S. dollar to Canadian dollar foreign exchange rate, we estimate it would affect our third quarter 2019 guidance ranges for Cloud revenue by approximately $0.4 million, total revenue by approximately $0.5 million, and Adjusted EBITDA by approximately $0.15 million.

We have not reconciled the Adjusted EBITDA ranges for the third quarter of 2019 or the full fiscal year of 2019 to the directly comparable GAAP financial measure because applicable information for future periods, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense, changes in foreign currency exchange rates, and other items.

Conference Call Details

Ceridian will host a conference call on July 30, 2019 at 5:00 p.m. Eastern Time to discuss the financial results for the second quarter of 2019. Those wishing to participate via the webcast should access the call through Ceridian’s Investor Relations website at https://investors.ceridian.com. Those wishing to participate via the telephone may dial in at 877-701-0459 (USA) or 647-689-5466 (International). The conference call replay will be available via webcast through Ceridian’s Investor Relations website at https://investors.ceridian.com.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Use of Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income (loss), and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss), non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA is a component of our management incentive plan and Adjusted EBITDA and Adjusted EBITDA margin are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude net income (loss) from discontinued operations, sponsor management fees, non-cash charges for asset impairments, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense, severance charges, restructuring consulting fees, transaction costs, and environmental reserve charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income (loss) is defined as net income (loss), as adjusted to exclude net income (loss) from discontinued operations, gain (loss) on extinguishment of debt, sponsor management fees, non-cash charges for asset impairments, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense, severance charges, restructuring consulting fees, transaction costs, and environmental reserve charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) should not be considered as alternatives to operating profit (loss), net income (loss), earnings per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA and Adjusted EBITDA margin are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are not defined under GAAP, are not measures of net income (loss), operating profit (loss), or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss), you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying a fixed rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenues originally booked in Canadian dollars for all applicable historical periods.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this press release include statements relating to third quarter and full year fiscal 2019 total revenue, Cloud revenue and Adjusted EBITDA, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	our inability to attain or to maintain profitability;
•	significant competition for our solutions;
•	our inability to continue to develop or to sell our existing Cloud solutions;
•	our inability to manage our growth effectively;
•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;
•	the decline or slower than expected development of the market for enterprise cloud;
•	failure of our efforts to increase use of our Cloud solutions and our other applications may not succeed;
•	our failure to provide enhancements and new features and modifications to our solutions;
•	failure to comply the Federal Trade Commission’s (“FTC”) ongoing consent order regarding data protection;

•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;
•	our failure to comply with applicable privacy, security and data laws, regulations and standards;
•	changes in regulations governing privacy concerns and laws or other domestic or foreign data protection regulations;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our inability to meet the more complex configuration and integration demands of our large customers;
•	the risk of our customers declining to renew their agreements with us or renewing at lower performance fee levels;
•	our failure to manage our technical operations infrastructure;
•	our inability to maintain necessary third party relationships, and third party software licenses or there are errors in the software we license;
•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	our failure to keep pace with rapid technological changes and evolving industry standards;
•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself;
•	general economic, political and market forces beyond our control; and
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this press release, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the Company. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Ceridian HCM Holding Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions, except share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$237.9	$217.8
Trade and other receivables, net	67.8	63.9
Prepaids expenses and other current assets	59.4	48.9
Total current assets before customer trust funds	365.1	330.6
Customer trust funds	3,986.7	2,603.5
Total current assets	4,351.8	2,934.1
Right of use lease asset	39.5	—
Property, plant, and equipment, net	106.3	104.4
Goodwill	1,952.8	1,927.4
Other intangible assets, net	179.9	187.5
Other assets	99.0	94.4
Total assets	$6,729.3	$5,247.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6.8	$6.8
Short-term lease liabilities	13.7	—
Accounts payable	29.2	41.5
Deferred revenue	22.0	23.2
Employee compensation and benefits	43.9	54.5
Other accrued expenses	14.2	23.9
Total current liabilities before customer trust funds obligations	129.8	149.9
Customer trust funds obligations	3,963.5	2,619.7
Total current liabilities	4,093.3	2,769.6
Long-term debt, less current portion	660.7	663.5
Employee benefit plans	142.4	153.3
Long-term lease liabilities	34.8	—
Other liabilities	41.0	45.9
Total liabilities	4,972.2	3,632.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 141,942,066 and 139,453,710 shares issued and outstanding as of June 30, 2019, and December 31, 2018, respectively	1.4	1.4
Additional paid in capital	2,385.3	2,325.6
Accumulated deficit	(291.0)	(335.6)
Accumulated other comprehensive loss	(338.6)	(375.9)
Total stockholders’ equity	1,757.1	1,615.5
Total liabilities and equity	$6,729.3	$5,247.8

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
		*As Adjusted		*As Adjusted
Revenue:
Recurring services	$163.5	$150.1	$336.3	$311.0
Professional services and other	32.8	28.9	63.7	56.8
Total revenue	196.3	179.0	400.0	367.8
Cost of revenue:
Recurring services	48.7	49.5	99.6	100.2
Professional services and other	34.2	33.4	69.5	66.2
Product development and management	16.4	15.1	31.6	28.8
Depreciation and amortization	9.0	8.5	17.7	17.2
Total cost of revenue	108.3	106.5	218.4	212.4
Gross profit	88.0	72.5	181.6	155.4
Selling, general, and administrative expense	69.3	80.9	135.5	135.8
Operating profit (loss)	18.7	(8.4)	46.1	19.6
Interest expense, net	8.5	43.4	17.4	65.6
Other expense (income), net	1.5	0.6	3.1	(1.6)
Income (loss) from continuing operations before income taxes	8.7	(52.4)	25.6	(44.4)
Income tax expense	2.4	1.2	8.1	7.0
Income (loss) from continuing operations	6.3	(53.6)	17.5	(51.4)
Loss from discontinued operations	—	(9.7)	—	(11.8)
Net income (loss)	6.3	(63.3)	17.5	(63.2)
Net loss attributable to noncontrolling interest	—	—	—	(0.5)
Net income (loss) attributable to Ceridian	$6.3	$(63.3)	$17.5	$(62.7)
Net income (loss) per share attributable to Ceridian:
Basic	$0.04	$(0.58)	$0.12	$(0.79)
Diluted	$0.04	$(0.58)	$0.12	$(0.79)
Weighted average shares outstanding:
Basic	141,149,009	113,311,107	140,651,902	89,445,371
Diluted	148,331,846	113,311,107	147,761,174	89,445,371

*

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-07, “Compensation—Retirement Benefits,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Six Months Ended June 30,
	2019	2018
		*As Adjusted
Net income (loss)	$17.5	$(63.2)
Loss from discontinued operations	—	11.8
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income tax benefit	(4.8)	(6.4)
Depreciation and amortization	29.0	28.1
Amortization of debt issuance costs and debt discount	0.6	1.6
Loss on debt extinguishment	—	25.7
Net periodic pension and postretirement cost	2.6	1.2
Non-cash share-based compensation	15.6	13.2
Other	0.8	(0.8)
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(3.4)	1.1
Prepaid expenses and other current assets	(11.1)	(8.9)
Accounts payable and other accrued expenses	(5.7)	(4.6)
Deferred revenue	(1.3)	3.3
Employee compensation and benefits	(19.5)	(19.0)
Accrued interest	0.4	(15.6)
Accrued taxes	(8.1)	4.2
Other assets and liabilities	(2.4)	(5.8)
Net cash provided by (used in) operating activities - continuing operations	10.2	(34.1)
Net cash used in operating activities - discontinued operations	—	(1.1)
Net cash provided by (used in) operating activities	10.2	(35.2)
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(297.6)	(610.3)
Proceeds from sale and maturity of customer trust funds marketable securities	232.3	609.7
Expenditures for property, plant, and equipment	(7.7)	(4.9)
Expenditures for software and technology	(18.7)	(13.9)
Acquisition costs, net of cash acquired	(10.2)	—
Net cash used in investing activities	(101.9)	(19.4)
Cash Flows from Financing Activities
Increase in customer trust funds obligations, net	1,308.9	(338.9)
Net proceeds from issuance of common stock	—	595.0
Proceeds from issuance of common stock under share-based compensation plans	44.1	14.4
Proceeds from debt issuance	—	680.0
Repayment of long-term debt obligations	(3.4)	(1,132.3)
Payment of debt refinancing costs	—	(23.3)
Net cash provided by (used in) financing activities	1,349.6	(205.1)
Effect of exchange rate changes on cash, restricted cash, and equivalents	7.4	(4.3)
Net increase (decrease) in cash, restricted cash, and equivalents	1,265.3	(264.0)
Elimination of cash from discontinued operations	—	0.5
Cash, restricted cash, and equivalents at beginning of period	1,106.3	2,411.8
Cash, restricted cash, and equivalents at end of period	$2,371.6	$2,148.3
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$237.9	$171.8
Restricted cash and equivalents included in customer trust funds	2,133.7	1,976.5
Total cash, restricted cash, and equivalents	$2,371.6	$2,148.3
*

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2016-18, “Restricted Cash,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Three Months Ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2019	2018	2019 vs. 2018		2019 vs. 2018
		As Adjusted (b)
	(Dollars in millions)
Revenue:
Cloud
Dayforce
Recurring services	$102.4	$78.0	31.3%	(0.8)%	32.1%
Professional services and other	32.1	27.8	15.5%	(1.1)%	16.6%
Total Dayforce revenue	134.5	105.8	27.1%	(0.9)%	28.0%
Powerpay
Recurring services	20.9	21.2	(1.4)%	(3.8)%	2.4%
Professional services and other	0.3	0.3	—	—	—
Total Powerpay revenue	21.2	21.5	(1.4)%	(3.7)%	2.3%
Total Cloud revenue	155.7	127.3	22.3%	(1.4)%	23.7%
Bureau
Recurring services	40.2	50.9	(21.0)%	(0.7)%	(20.3)%
Professional services and other	0.4	0.8	(50.0)%	—	(50.0)%
Total Bureau revenue	40.6	51.7	(21.5)%	(0.8)%	(20.7)%
Total revenue	$196.3	$179.0	9.7%	(1.2)%	10.9%

(a)	Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures" section for information on our constant currency revenue, a Non-GAAP financial measure.
(b)

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2016-18, “Restricted Cash,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Six Months Ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2019	2018	2019 vs. 2018		2019 vs. 2018
		As Adjusted (b)
	(Dollars in millions)
Revenue:
Cloud
Dayforce
Recurring services	$205.3	$155.4	32.1%	(1.0)%	33.1%
Professional services and other	62.0	54.5	13.8%	(0.9)%	14.7%
Total Dayforce revenue	267.3	209.9	27.3%	(1.0)%	28.3%
Powerpay
Recurring services	42.4	43.7	(3.0)%	(4.4)%	1.4%
Professional services and other	0.6	0.6	—	—	—
Total Powerpay revenue	43.0	44.3	(2.9)%	(4.3)%	1.4%
Total Cloud revenue	310.3	254.2	22.1%	(1.6)%	23.7%
Bureau
Recurring services	88.6	111.9	(20.8)%	(0.9)%	(19.9)%
Professional services and other	1.1	1.7	(35.3)%	—	(35.3)%
Total Bureau revenue	89.7	113.6	(21.0)%	(0.9)%	(20.1)%
Total revenue	$400.0	$367.8	8.8%	(1.4)%	10.2%

(a)	Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures" section for information on our constant currency revenue, a Non-GAAP financial measure.
(b)

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2016-18, “Restricted Cash,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

The following tables set forth certain information regarding our revenue on a constant currency basis for the three and six months ended June 30, 2019, compared with the three and six months ended June 30, 2018. We present revenue in constant currency to assess how our underlying business performed excluding the effect of foreign currency rate fluctuations. We calculate revenue on a constant currency basis by applying a fixed planning rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenue originally booked in Canadian dollars for all applicable periods.

	Three Months Ended June 30,		Increase/ (Decrease)
	2019	2018	Amount	%
	(Dollars in millions)
Constant Currency Revenue:
Cloud
Dayforce
Recurring services	$103.0	$78.0	$25.0	32.1%
Professional services and other	32.3	27.7	4.6	16.6%
Total Dayforce revenue	135.3	105.7	29.6	28.0%
Powerpay
Recurring services	21.5	21.0	0.5	2.4%
Professional services and other	0.3	0.3	—	—
Total Powerpay revenue	21.8	21.3	0.5	2.3%
Total Cloud revenue	157.1	127.0	30.1	23.7%
Bureau
Recurring services	40.5	50.8	(10.3)	(20.3%)
Professional services and other	0.4	0.8	(0.4)	(50.0%)
Total Bureau revenue	40.9	51.6	(10.7)	(20.7%)
Total constant currency revenue	$198.0	$178.6	$19.4	10.9%

	Six Months Ended June 30,		Increase/ (Decrease)
	2019	2018	Amount	%
	(Dollars in millions)
Constant Currency Revenue:
Cloud
Dayforce
Recurring services	$206.4	$155.1	$51.3	33.1%
Professional services and other	62.3	54.3	8.0	14.7%
Total Dayforce revenue	268.7	209.4	59.3	28.3%
Powerpay
Recurring services	43.4	42.8	0.6	1.4%
Professional services and other	0.6	0.6	—	—
Total Powerpay revenue	44.0	43.4	0.6	1.4%
Total Cloud revenue	312.7	252.8	59.9	23.7%
Bureau
Recurring services	89.2	111.3	(22.1)	(19.9%)
Professional services and other	1.1	1.7	(0.6)	(35.3%)
Total Bureau revenue	90.3	113.0	(22.7)	(20.1%)
Total constant currency revenue	$403.0	$365.8	$37.2	10.2%

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) basis for all periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
		As Adjusted (g)		As Adjusted (g)
	(Dollars in millions)
Operating profit (loss)	$18.7	$(8.4)	$46.1	$19.6
Other (expense) income, net	(1.5)	(0.6)	(3.1)	1.6
Depreciation and amortization	14.6	14.2	29.0	28.1
EBITDA from continuing operations (a)	31.8	5.2	72.0	49.3
Sponsorship management fees (b)	—	11.5	—	12.0
Intercompany foreign exchange loss (gain)	0.2	—	0.5	(2.8)
Share-based compensation (c)	9.6	12.0	15.6	14.7
Severance charges (d)	1.5	1.1	3.6	3.0
Restructuring consulting fees (e)	0.9	2.4	2.1	2.5
Transaction costs (f)	—	3.7	—	3.7
Adjusted EBITDA	$44.0	$35.9	$93.8	$82.4
Adjusted EBITDA margin	22.4%	20.1%	23.5%	22.4%
(a)	We define EBITDA from continuing operations as net income (loss) before interest, taxes, depreciation and amortization, and net income (loss) from discontinued operations.
(b)

Represents expenses related to management, monitoring, consulting, transaction, and advisory fees and related expenses paid to the affiliates of our Sponsors pursuant to the management agreement with THL Managers VI, LLC and Cannae Holdings, LLC. In April 2018, the management agreements terminated upon consummation of our IPO.

(c)

Share-based compensation expense during the three and six months ended June 30, 2018 includes $8.1 million of expense recognized upon meeting the performance criteria of all stock appreciation rights and performance-based stock options, which were triggered by our IPO, resulting in the vesting of all stock appreciation rights and performance-based options, as well as the vesting of certain stock options which accelerated upon IPO.

(d)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(e)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(f)	Represents expense related to the IPO and refinancing of our debt that were not eligible for capitalization.
(g)

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-07, “Compensation—Retirement Benefits,” which we adopted on January 1, 2019.

	Three Months Ended June 30, 2019
	As Reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$48.7	$0.8	$0.6	$—	$—	$47.3
Professional services and other	34.2	0.5	0.2	—	—	33.5
Product development and management	16.4	0.7	—	—	—	15.7
Depreciation and amortization	9.0	—	—	—	—	9.0
Total cost of revenue	108.3	2.0	0.8	—	—	105.5
Sales and marketing	34.9	1.3	0.4	—	—	33.2
General and administrative	34.4	6.3	0.3	0.9	—	26.9
Operating profit	18.7	9.6	1.5	0.9	—	30.7
Other expense, net	1.5	—	—	0.2	—	1.3
Depreciation and amortization	14.6	—	—	—	—	14.6
EBITDA from continuing operations	$31.8	$9.6	$1.5	$1.1	$—	$44.0
Net income	$6.3	$9.6	$1.5	$1.1	$(0.2)	$18.3
Net income per share- basic (c)	$0.04	$0.07	$0.01	$0.01	$—	$0.13
Net income per share- diluted (c)	$0.04	$0.06	$0.01	$0.01	$—	$0.12

(a)	Other includes intercompany foreign exchange loss and restructuring consulting fees.

(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax in foreign jurisdictions effect is calculated based on the foreign statutory tax rates during the quarter.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 141,149,009 and 148,331,846 weighted-average shares of common stock, respectively.

	Three Months Ended June 30, 2018
	As Reported (d)	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$49.5	$1.3	$0.3	$—	$—	$47.9
Professional services and other	33.4	0.7	0.1	—	—	32.6
Product development and management	15.1	0.5	—	—	—	14.6
Depreciation and amortization	8.5	—	—	—	—	8.5
Total cost of revenue	106.5	2.5	0.4	—	—	103.6
Sales and marketing	29.7	2.4	0.3	—	—	27.0
General and administrative	51.2	7.1	0.4	17.6	—	26.1
Operating (loss) profit	(8.4)	12.0	1.1	17.6	—	22.3
Other expense, net	0.6	—	—	—	—	0.6
Depreciation and amortization	14.2	—	—	—	—	14.2
EBITDA from continuing operations	$5.2	$12.0	$1.1	$17.6	$—	$35.9
Net (loss) income	$(63.3)	$12.0	$1.1	$53.0	$(0.3)	$2.5
Net loss per share- basic (c)	$(0.58)	$0.11	$0.01	$0.46	$—	$—
Net loss per share- diluted (c)	$(0.58)	$0.11	$0.01	$0.46	$—	$—
(a)

Other includes sponsor management fees, intercompany foreign exchange gain, restructuring consulting fees, IPO transaction costs, loss from discontinued operations of $9.7 million, and loss on extinguishment of debt of $25.7 million.

(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during the quarter.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 113,311,107 weighted-average shares of common stock.
(d)

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-09, “Compensation- Retirement Benefits,” which we adopted on January 1, 2019.

	Six Months Ended June 30, 2019
	As Reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$99.6	$1.2	$0.8	$—	$—	$97.6
Professional services and other	69.5	0.7	0.4	—	—	68.4
Product development and management	31.6	1.2	0.1	—	—	30.3
Depreciation and amortization	17.7	—	—	—	—	17.7
Total cost of revenue	218.4	3.1	1.3	—	—	214.0
Sales and marketing	70.1	2.3	1.4	—	—	66.4
General and administrative	65.4	10.2	0.9	2.1	—	52.2
Operating profit	46.1	15.6	3.6	2.1	—	67.4
Other expense, net	3.1	—	—	0.5	—	2.6
Depreciation and amortization	29.0	—	—	—	—	29.0
EBITDA from continuing operations	$72.0	$15.6	$3.6	$2.6	$—	$93.8
Net income	$17.5	$15.6	$3.6	$2.6	$(0.6)	$38.7
Net income per share- basic (c)	$0.12	$0.11	$0.03	$0.02	$—	$0.28
Net income per share- diluted (d)	$0.12	$0.11	$0.02	$0.01	$—	$0.26

(a)	Other includes intercompany foreign exchange loss and restructuring consulting fees.
(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during each quarter presented.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 140,651,902 and 147,761,174 weighted-average shares of common stock, respectively.

	Six Months Ended June 30, 2018
	As Reported (d)	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$100.2	$1.4	$0.8	$—	$—	$98.0
Professional services and other	66.2	0.8	0.6	—	—	64.8
Product development and management	28.8	0.6	0.1	—	—	28.1
Depreciation and amortization	17.2	—	—	—	—	17.2
Total cost of revenue	212.4	2.8	1.5	—	—	208.1
Sales and marketing	58.7	2.8	1.0	—	—	54.9
General and administrative	77.1	9.1	0.5	18.2	—	49.3
Operating profit	19.6	14.7	3.0	18.2	—	55.5
Other (income) expense, net	(1.6)	—	—	(2.8)	—	1.2
Depreciation and amortization	28.1	—	—	—	—	28.1
EBITDA from continuing operations	$49.3	$14.7	$3.0	$15.4	$—	$82.4
Net (loss) income attributable to Ceridian	$(62.7)	$14.7	$3.0	$52.9	$(0.5)	$7.4
Net loss per share attributable to Ceridian- basic (c)	$(0.79)	$0.16	$0.03	$0.61	$(0.01)	$—
Net loss per share attributable to Ceridian- diluted (c)	$(0.79)	$0.16	$0.03	$0.61	$(0.01)	$—

(a)

Other includes sponsor management fees, intercompany foreign exchange gain, restructuring consulting fees, IPO transaction costs, loss from discontinued operations of $11.8 million, and loss on extinguishment of debt of $25.7 million.

(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during each quarter presented.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 89,445,371 weighted-average shares of common stock.
(d)

Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-09, “Compensation- Retirement Benefits,” which we adopted on January 1, 2019.

Source: Ceridian HCM Holding Inc.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com